Exhibit 99.1

May 23, 2024

Dear SREIT Stockholders,

Since inception, Starwood Real Estate Income Trust, Inc. (“SREIT”) has been focused on driving long-term value creation for stockholders in the global real estate markets and delivering on our core objectives of providing stable, tax-efficient income, capital appreciation over time, and a potential hedge against inflation with limited correlation to the equity and fixed income markets.

Over that time, we have built what we believe to be an exceptional portfolio of high-quality, stabilized, income-producing real estate. In the first quarter of 2024, our portfolio delivered almost 7% same-store NOI1 growth, best in our competitive set, and a pace more than twice that of the average non-listed equity-oriented REIT peers.2 SREIT has delivered an annualized +8.0% net total return to stockholders since inception and maintains a current annualized distribution rate of 5.4% (Class I share). This income has been highly tax efficient with 100% of the last four year’s distributions characterized as return-of-capital. This means that the maximum effective federal tax rate on distributions has been 0% and the tax equivalent yield has been approximately 9% for U.S. based stockholders in the highest tax bracket.

We are proud of the portfolio we have built and our ability to deliver on our objectives through two challenging periods: COVID and the largest and most rapid interest rate hike in United States’ history.

Liquidity

SREIT is committed to providing liquidity to its stockholders and believes this commitment is an essential attribute of this investment vehicle. Since inception, SREIT has provided approximately $4.9 billion of total liquidity to stockholders. To provide this liquidity, we have taken a balanced approach, including the select sale of real estate assets, selling securities, and utilizing cash-on-hand and the availability on our line of credit.

In total, SREIT has sold approximately $2.8 billion of real estate including approximately $1.8 billion of multifamily, industrial, and real estate loans at a $335 million profit and generated a 14% IRR and 1.5x multiple on invested capital. These three asset types make up 85% of the SREIT’s gross asset value as of April 30, 2024. These sales occurred within 2% of the SREIT’s gross asset values. The multifamily and industrial asset sales have generated a 17% IRR and 1.7x multiple on invested capital.

As of April 30, 2024, SREIT maintained $752 million, or approximately 8% of April net asset value (“NAV”), of immediate liquidity comprised of $446 million of cash, $275 million of an undrawn line of credit and $31 million of liquid securities. SREIT recently extended its line of credit for three years of additional term.

Redemptions and Change in Market Conditions

While redemption requests are down from their peak in January 2023, they have remained above the share repurchase plan’s monthly and quarterly limits for the past year and a half. To meet the continued level of redemptions, real estate property sales became increasingly necessary to execute SREIT’s ongoing liquidity strategy.

Earlier this year, forecasts called for as many as six interest rate cuts in 2024. Most property owners who could wait to sell assets assumed property yields would be supported by these lower rate expectations later in the year. This was a worldwide phenomenon. In summary, it is safe to say the majority of sellers in Q4 2023 through Q2 2024 were forced or distressed sellers. If you could wait, you did. Commercial property transaction volumes plummeted by more than 70% in the U.S. and a similar amount overseas. Surprisingly to most, the U.S. economy has stayed stronger than anticipated. Today, only one or two rate cuts are forecasted, and year end short-term rate expectations have risen nearly 75 bps. As a result, we too chose to slow our property sales for “sunnier” skies.

Our current outlook, which includes the Fed’s lower interest rate forecast, improving capital markets visible today with declining lender spreads, and the 50-70% decline in new construction starts across residential and industrial, SREIT’s major sectors, all point to what we believe will be a more advantageous environment for real estate in the future.

As a result, and as a fiduciary to our stockholders, we cannot recommend being an aggressive seller of real estate assets today given what we believe to be a near-bottom market with limited transaction volumes, and our belief that the real estate markets will improve. There is plenty of “dry powder” to purchase real estate, but much of it remains on the sidelines as bid ask spreads remain elevated, the sign of market not functioning properly.

Amendment to SREIT’s Share Repurchase Plan

Therefore, after very careful consideration and thoughtful debate, we, along with SREIT’s Board of Directors, have made the decision to amend SREIT’s share repurchase plan, which we expect to be temporary.

By not selling a meaningful number of real estate assets into this market and temporarily amending the share repurchase plan, we believe we are making the best decision to protect and maximize value for SREIT’s existing stockholders. 80% of our stockholders (approximately 45,000 investors) since inception remain fully invested and have never redeemed.

Beginning with repurchases during the month of May 2024, we will limit share repurchases to 0.33% of NAV per month. In addition, beginning on July 1, 2024, we will limit share repurchases to 1% of NAV per quarter, which is described in greater detail in our public filings. Using our April 30, 2024 NAV, these new limits equate to approximately $33 million of available liquidity per month, $100 million per quarter, or $400 million per year.

Timing

While we will continuously evaluate the market, it is our expectation to provide share repurchases at this level for approximately six to twelve months in anticipation of a lower interest rate environment and improved real estate capital markets picture allowing us to make normalized asset sales as necessary. We will also examine other potential liquidity options.

Distributions

During this period of reduced liquidity, SREIT expects to maintain its 5.4% annualized distribution rate (Class I share) for investors.

Management Alignment and Fee Waiver

Over the last 32 years, Starwood Capital Group (“Starwood”) has successfully navigated through six real estate investment cycles. During each cycle, Starwood remained open, transparent, and put the interests of investors first.

During this period of amended share repurchases, our advisor will waive 20% of its management fee, thereby reducing it from 1.25% of NAV to 1.0% of NAV, until the repurchase limitations are fully restored back to 2% of NAV per month and 5% of NAV per quarter.

Our advisor does not take this decision lightly and remains heavily invested alongside our stockholders. Our advisor, its affiliates and employees currently hold approximately $509 million in shares of SREIT or more than 5% of the company. We have also taken all management fees and performance fees (when earned) in shares or operating partnership units since SREIT’s inception.

SREIT Portfolio and Outlook

We believe that SREIT is not only strong today but is well-positioned for the long-term.

SREIT’s portfolio continues to perform well despite the higher interest rate environment. As of April 30, 2024, SREIT’s year-to-date total return was +1.7% for Class I shares. SREIT remains 92% allocated to sectors that are performing well including rental housing, industrial, and floating-rate real estate loans. Due to our emphasis on affordable housing, our rental housing portfolio has maintained +5% year-over-year rent growth. Affordable housing rents cannot go down, and growth is set annually by the government based on a combination of inflation and local income growth. Affordable housing, because it is cheaper than market-rate apartments, tends to stay full, and both this year and next we expect this sector to perform positively. In the market-rate segment, occupancy remains robust and supported by the inability of renters to buy homes, but new supply has suppressed rental growth. Meanwhile, our industrial portfolio achieved +73% growth in re-leasing spreads in the first quarter while market rents grew +7%. Finally, our floating rate loans are yielding approximately 13% in total.

Looking forward, significant declines in new supply across our major sectors should bolster future rent growth and, in some cities, perhaps materially. Higher rates mean less new supply for apartments, less home affordability, and when coupled with income growth, higher rent growth potential. In addition, HUD pushed a portion of its formulaic allowable rent increases for our affordable housing portfolio into future years, which should help SREIT maintain rent growth. Furthermore, we recently implemented several value-add elements (not previously forecasted) to SREIT’s portfolio including successfully renewing our real estate insurance policy at a greater than -5% reduction in year-over-year cost starting April 1st. In addition, a portion of our North Carolina market-rate apartments were converted to affordable housing, which generated a full real estate tax abatement. In our industrial portfolio, not only do our leases have contractual annual rent increases of +3% to +5%, we also believe that rents on our assets are approximately 20% below market, which should enable SREIT to continue to increase rents as leases expire.

SREIT’s balance sheet also remains a source of strength with 99% of our secured loans fixed or hedged, a current 3.5% weighted average interest rate, 4.3 years of remaining duration, and only 7% of our debt maturing through 2025. This will help SREIT better navigate the current environment until interest rates come down.

Thank you for your partnership and understanding through this period. We believe this decision is in the best interest of our stockholders, and as always, we will work hard every day as stewards of your hard-earned capital.

Starwood Real Estate Income Trust, Inc.

Barry Sternlicht	Sean Harris
Chairman and CEO	CEO and President
Starwood Capital Group	SREIT

Forward-Looking Statement Disclosure

This material contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as “outlook,” “indicator,” “believes,” “expects,”

“potential,” “continues,” “identified,” “may,” “will, “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “confident,” “conviction” or other similar words or the negatives thereof. These may include financial estimates and their underlying assumptions, statements about plans, objectives, intentions, and expectations with respect to positioning, including the impact of macroeconomic trends and market forces, acquisitions, dispositions, liquidity, future operations, future performance and SREIT’s share repurchase plan. Such forward-looking statements are inherently subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in the SREIT’s annual report for the most recent fiscal year, and any such updated factors included in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or our public filings). Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

For SREIT stockholder use only. This is not an offer to sell or a solicitation of an offer to buy any securities.

[1]	The following table reconciles GAAP net loss to same property NOI for the three months ended March 31, 2024 and March 31, 2023 (unaudited, $ in thousands):

	For the Three Months Ended March 31,
	2024	2023
Net loss	$(86,286)	$(325,232)
Adjustments to reconcile to same property NOI
General and administrative	12,492	10,569
Management fees	31,996	42,181
Performance participation allocation	—	—
Impairment of investments in real estate	—	79,846
Depreciation and amortization	186,398	200,434
Loss from unconsolidated real estate ventures	3,968	3,089
Income from investments in real estate debt	(40,497)	(31,841)
Net (gain) loss on dispositions of real estate	(2,083)	423
Interest expense	154,033	137,290
Other (income) expense	(15,628)	140,034
Non-core property expenses	6,518	4,897
Lease termination fees	(3,092)	(2,143)
Straight-line rental income and expense	(3,403)	(3,612)
Amortization of above- and below-market lease intangibles, net	(817)	(1,039)

NOI	243,598	254,895
Less: Non-same property NOI	2,756	29,049

Same property NOI	$240,842	$225,846
Same property NOI - year-over-year change $	$14,996

[2]

The peer set consists of Blackstone Real Estate Income Trust, Inc., Nuveen Global Cities REIT, Inc., JLL Income Property Trust, Inc., Hines Global Income Trust, Inc. and Ares Real Estate Income Trust Inc. This group of issuers was selected as SREIT’s peer set given they are the current larger and more active group of NAV based non-listed REITs (“NAV REITs”) sponsored by other large investment managers. This peer set does not represent all of the NAV REITs or other non-listed REITs in existence. Please refer to the public filings for each issuer for its financial information.